Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE October 29, 2003 At Market Close

APAC Customer Services, Inc. Announces Third Quarter Results and
Subsequent Payoff of its Remaining Bank Debt

Deerfield, Illinois, October 29, 2003 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its third quarter ended September 28th, 2003. The Company reported net income of $0.3 million or $.01 per share on revenue of $79.7 million, compared to net income of $1.1 million or $.02 per share on revenue of $85.1 million in the same period a year ago.

Revenue decreased $2.4 million from the second quarter of 2003 primarily due to reductions in marketing programs by several financial services clients partly offset by an increase in services provided to certain telecommunications clients. The decline in revenue versus the third quarter of 2002 relates principally to these marketing cutbacks and the expected reduction of services performed under a facility management contract renewed in October of 2002.

Gross margin of 18.0% for the quarter declined less than one percentage point from the second quarter of 2003 and the third quarter of 2002. Gross margin decreased primarily due to the reduction in revenue.

Operating margin of 0.4% declined from 3.1% in the second quarter of 2003 due to the lower gross margin and $1.9 million of charges associated with certain cost reduction initiatives.  Operating margin decreased from 3.7% in the third quarter of 2002 due to the lower gross margin, an increase in restructuring charges and higher SG&A expense.

Liquidity improved during the quarter as net debt (total debt outstanding less cash) decreased by $2.2 million. Strong collections immediately after the third quarter ended enabled the Company to achieve a positive net cash position (cash exceeded total debt outstanding) on October 1st and pay off its bank debt.

Theodore G. Schwartz, Chairman and CEO commented, “We continued to generate earnings despite incurring additional expenses associated with aligning our cost structure with our revenues. Paying off our remaining bank debt affords us additional flexibility to address future growth opportunities. We expect our profitability to continue and cash flow to remain positive as we position the Company for future growth.”

In early October after the third quarter ended, the Company received a cash tax refund of $11.6 million. Whereas this refund further improves the Company’s current liquidity position, the potential income statement benefit of the refund and up to $9.3 million of additional related tax benefits will not be recognized until the Company believes it is probable that a particular tax deduction on its 2002 return will not be successfully challenged.

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CST Thursday, October 30th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CST on Friday, November 7, 2003 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 718717.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer interaction solutions for market leaders in financial services, insurance, telecommunications, healthcare and logistics.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 11,600 people and maintains 33 customer interaction centers.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements.  Refer to the Company’s Annual Report on Form 10-K for the year ended December 29, 2002, and the Company’s Second Quarter Report on Form 10Q for the period ended June 29, 2003, for descriptions of such factors.  These filings are available on a web site maintained by the SEC at http://www.sec.gov/.

#                                         #                                         #

APAC Customer Services, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except for per share data)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	September 28, 2003	September 29, 2002	Increase (Decrease) %	September 28, 2003	September 29, 2002	Increase (Decrease) %

Net revenue	$79,658	$85,092	-6%	$247,939	$283,454	-13%
Cost of services	65,338	69,199	-6%	201,411	227,142	-11%
Gross profit	14,320	15,893	-10%	46,528	56,312	-17%

Operating expenses:
Selling, general and administrative expenses	12,124	11,640	4%	38,039	38,265	-1%
Restructuring and other nonrecurring charges	1,800	1,131	59%	1,800	3,667	-51%
Asset impairment charge	108	—	0%	108	510	-79%
Total operating expenses	14,032	12,771	10%	39,947	42,442	-6%

Operating Income	288	3,122	-91%	6,581	13,870	-53%
Interest expense, net	226	1,330	-83%	885	4,387	-80%

Income before income taxes	62	1,792	-97%	5,696	9,483	-40%

Provision for income taxes	(228)	699	-133%	1,912	3,698	-48%
Net Income	$290	$1,093	-73%	$3,784	$5,785	-35%

Income per share:

Basic	$0.01	$0.02		$0.08	$0.12
Diluted	$0.01	$0.02		$0.08	$0.12

Weighted average shares outstanding:

Basic	49,442	49,205		49,434	49,036
Diluted	49,475	49,489		49,465	49,382

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	September 28, 2003	December 29, 2002
Assets

Current Assets:
Cash and cash equivalents	$9,709	$14,530
Accounts receivable, net	48,469	51,508
Other current assets	11,048	12,646
Total current assets	69,226	78,684

Property and Equipment, net	23,701	25,680

Goodwill and Intangibles, net and Other Assets	43,514	45,030

Total Assets	$136,441	$149,394

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt	$581	$656
Accounts Payable and other current liabilities	41,293	40,661
Total current liabilities	41,874	41,317

Long-term Debt, less current maturities	12,958	28,872

Other Liabilities	1,414	2,778

Total Shareholders’ Equity	80,195	76,427

Total Liabilities and Shareholders’ Equity	$136,441	$149,394

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Thirty-Nine Weeks Ended
	September 28, 2003	September 29, 2002

Operating activities:
Net income	$3,784	$5,785
Depreciation and amortization	9,153	12,437
Non-cash restructuring	—	222
Tax effect of stock option exercises	—	28
Asset Impairment charges	108	510
Deferred income taxes	130	2,579
Change in operating assets and liabilities	3,517	9,365
Net cash provided by operations	16,692	30,926

Investing activities:
Purchases of property and equipment, net	(5,571)	(2,967)
Net cash provided used by investing activities	(5,571)	(2,967)

Financing activities:
Payments on long-term debt	(488)	(24,400)
Repayments under revolving credit facility	(15,500)	—
Stock and warrant transactions	46	473
Net cash used by financing activities	(15,942)	(23,927)

Net change in cash and cash equivalents:	(4,821)	4,032

Beginning cash balance	14,530	21,213

Ending cash balance	$9,709	$25,245